Exhibit 99.1

Contacts

Media:
Louise Caudle
+919 462 4467
louise.caudle@rtp.ppdi.com

Analysts/Investors:
Steve Smith
+910 772 7585
stephen.smith@wilm.ppdi.com

FOR IMMEDIATE RELEASE

PPD Announces Senior Finance Management Changes

WILMINGTON, N.C., (April 30, 2007) – PPD, Inc. (Nasdaq: PPDI) today announced Linda Baddour, chief financial and accounting officer, is resigning her employment effective May 31, 2007. Ms. Baddour will provide consulting services to the company for the next six months to assist with the transition of her responsibilities to other members of senior management. The company has initiated a search for a new CFO.

As part of the transition, PPD announced the promotions of Peter Wilkinson to vice president of finance and chief accounting officer and Brian Tuttle to vice president of finance and corporate controller.

Mr. Wilkinson joined PPD as executive director of finance and internal auditor in 2003. In this role, Mr. Wilkinson has served an integral role in the company’s implementation of the requirements of the Sarbanes-Oxley Act and compliance with the U.S. Securities and Exchange Commission requirements and Generally Accepted Accounting Principles (GAAP). Mr. Wilkinson has also assisted in structuring the financial aspects of various company transactions, including the company’s recent compound partnering collaborations. In addition, Mr. Wilkinson reports to the finance and audit committee of the board of directors of PPD regarding internal audit matters. Prior to joining PPD, Mr. Wilkinson served as a senior manager with Deloitte & Touche LLP for 10 years, two of which were spent in Deloitte’s Zurich, Switzerland, office serving international clients. Mr. Wilkinson is a certified public accountant.

Mr. Tuttle has served as corporate controller since 1999, having joined PPD as corporate tax manager in 1998. He coordinates external audits of financial statements and is responsible for management of various company and financial functions, including disbursement services, tax matters, financial systems, treasury and the travel department. In addition, he negotiates the annual indirect rate agreements on all federally funded contracts. Before coming to PPD, Mr. Tuttle worked eight years with Coopers & Lybrand LLP, including three years as the tax manager on PPD’s account. He is a certified public accountant and holds master’s degrees in accounting and business administration from the University of North Carolina at Chapel Hill.

“We extend our appreciation to Ms. Baddour for her service to PPD throughout the last 11 years,” said Fred Eshelman, chief executive officer of PPD. “We also congratulate Mr. Wilkinson and Mr. Tuttle, who have demonstrated leadership and acumen through their significant contributions to our financial and business operations. We look forward to continuing to work with them in advancing the growth and performance of PPD.”

“In addition,” Dr. Eshelman continued, “I’d like to take this opportunity to say that we are pleased with the progress of our ongoing chief operating officer search, and hope to be in a position to make an announcement on that front soon.”

PPD is a leading global contract research organization providing discovery, development and post-approval services as well as compound partnering programs. Our clients and partners include pharmaceutical, biotechnology, medical device, academic and government organizations. With offices in 28 countries and more than 9,400 professionals worldwide, PPD applies innovative technologies, therapeutic expertise and a commitment to quality to help its clients and partners maximize returns on their R&D investments and accelerate the delivery of safe and effective therapeutics to patients. For more information, visit our Web site at http://www.ppdi.com.

Except for historical information, all of the statements, expectations and assumptions contained in this news release, are forward-looking statements that involve a number of risks and uncertainties. Although PPD attempts to be accurate in making those forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors which could cause results to differ materially include the following: the ability to attract and retain key personnel; economic conditions and outsourcing trends in the pharmaceutical, biotechnology and medical device industries and government-sponsored research sector; competition within the outsourcing industry; continued success in sales growth; loss of or delay in large contracts; dependence on collaborative relationships; risks associated with the development and commercialization of drugs, including earnings dilution and regulatory approvals; rapid technological advances that make our products and services less competitive; risks associated with acquisitions and investments, such as impairments; and the other risk factors set forth from time to time in the SEC filings for PPD, copies of which are available free of charge upon request from the PPD investor relations department.

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